Contact: John E. Panning
Chief Financial Officer
1.800.2GEVITY (1.800.243.8489), x4618
john.panning@gevityhr.com

GEVITY HR ANNOUNCES PLANS FOR $30 MILLION CONVERTIBLE

PREFERRED PRIVATE PLACEMENT WITH FRONTENAC COMPANY

Proceeds To Help Fund Growth Plans and Repurchase Shares of Former Chairman

BRADENTON, FL, March 6, 2003 — Gevity HR® (NASDAQ: GVHR) announced today that it has executed a Letter of Intent for a private placement of $30 million convertible preferred stock with Chicago-based Frontenac Company LLC. Frontenac is a private equity investment firm with over $1 billion under active management and a track record of investing in and building successful growth companies in service industries.

The company said that proceeds of the transaction will further strengthen its balance sheet and provide additional capital to pursue its growth strategy, including possible acquisitions. In addition, $16.6 million of the proceeds will be used to repurchase 3.1 million shares held by Gevity HR’s former Chairman, Charles S. Craig, at current market value. This will reduce his holdings from 4.9 million shares to 1.8 million shares, or 9.9% of the company’s outstanding shares after the transaction is completed. Mr. Craig, who is diversifying his holdings, will resign as a director of the company. The Gevity HR Board of Directors has determined that it would be in the best interests of all shareholders to repurchase his shares in a single, managed transaction.

Erik Vonk, Gevity HR’s Chairman and CEO, commented, “Over the past year we have successfully turned Gevity around and it is now solidly profitable. I believe this major commitment by Frontenac, which has a strong track record of success with other growth companies, reflects well on our progress and our potential. I am delighted with their decision and very pleased that we will have the continuing benefit of their advice and experience as members of our Board of Directors and as significant shareholders.” Mr. Vonk added, “I also believe that modest anticipated dilution, of no more than $0.03 per share in 2003, as a result of this transaction will be offset by anticipated investments we will be making to enhance profits and to accelerate growth. We continue to forecast earnings per share of at least $0.35 per share in 2003, which represents growth of greater than 50%, on a fully diluted basis.”

David S. Katz, Partner of Frontenac, stated, “We have been active investors in outsourced business services companies and believe strongly that human resources outsourcing is an area with exceptional growth potential, especially for the best managed companies. In our opinion, Gevity HR, with its industry leading technology, reduced risk profile, and excellent management team, has an extremely bright future and we are very pleased to have the opportunity to partner with Erik Vonk and Gevity HR.”

Under the terms of the agreement, the preferred shares being issued will carry a dividend of 4% and will be convertible into common stock at a per share price of $5.44. This could result in the issuance of up to 5.5 million common shares upon conversion, or approximately 23.6% of the outstanding shares of common stock on an as-converted basis, after the repurchase of Mr. Craig’s press release

shares. As part of the financing, two representatives of Frontenac Company will join Gevity HR’s Board of Directors. The closing of the private placement is subject to shareholder approval and other customary conditions. Such shareholder approval will be sought at the Annual Meeting of Shareholders to be held on May 23, 2003. The closing of the private placement will occur promptly after shareholder approval is received.

As the nation’s leading provider of outsourced HR solutions, Gevity HR helps businesses find, develop and manage their people, retain their best employees, manage the paperwork, and protect their businesses. These services are provided through specific offerings, such as recruiting assistance, training, benefits administration, payroll processing and related paperwork management, and legal compliance.

Gevity HR’s business solutions are delivered through expert personal consultation and leading-edge technology, embodied in Gevity HR Centralsm, an online payroll and HR community designed for business owners, managers, and employees. This industry-leading web portal reduces administrative burdens, maximizes employee productivity, and helps businesses be more efficient and profitable.

Gevity HR was recognized by Information Week for a third year in a row as a leading information technology innovator in business services and consulting. The company was also awarded a ComputerWorld Smithsonian Honors Award for extraordinary utilization of technology.

A copy of this press release can be found on the company’s web site at www.gevityhr.com.

NOTE: Statements in this press release relating to matters that are not historical facts are forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance of the Gevity HR, Inc. (the “Company”) to be materially different from any future results or performance expressed or implied by such forward-looking statements. Such known and unknown risks, uncertainties and other factors include, but are not limited to, the following: (i) the decision to no longer sell the Company’s services to clients in the construction industry as well as certain other high risk industries and to sell its services only to clients in lower risk industries; (ii) increased volatility of costs of workers’ compensation coverage and unemployment taxes; (iii) increased volatility of profit generated from the workers’ compensation component of the Company’s service offering under the Company’s loss sensitive workers’ compensation programs; (iv) the uncertainties relating to the surety bond market and collateralization requirements related to the Company’s medical benefit plan plans and workers’ compensation programs; (v) uncertainties as to the availability or renewal of workers’ compensation insurance coverage and medical benefit plan coverage; (vi) the decision to provide unbundled payroll and human resource management services and systems to clients; (vii) the potential for additional subsidies for medical benefit plans; (viii) possible adverse application of certain federal and state laws and the possible enactment of unfavorable laws or regulation; (ix) litigation and other claims against the Company and its clients including the impact of such claims on the cost of insurance coverage; (x) impact of competition from existing and new professional employer organizations; (xi) risks associated with expansion into additional states where the Company does not have a presence or significant market penetration; (xii) risks associated with the Company’s dependence on key vendors and the ability to obtain benefit contracts for the Company’s worksite employees; (xiii) an unfavorable determination by the IRS or Department of Labor regarding the status of the Company as an “employer”; (xiv) the possibility of client attrition due to the decision not to sell services to clients in selected industries and to reprice its services for certain clients; (xv) risks associated with geographic market concentration; (xvi) the financial condition of clients; (xvii) the failure to properly manage growth and successfully integrate acquired companies and operations; (xviii) risks associated with new service offerings to clients; and (xix) other factors which are described in further detail in this press release and filings by the Company with the Securities and Exchange Commission.

press release